September 18, 2014 - Amended/updated Offer

Thorsten Freitag

Dear Thorsten,

Subject to the contingencies set out below, I am pleased to provide you this amended and restated offer with Infoblox Inc. (the “Company”) as Executive Vice President, Worldwide Field Operations. This position reports to the Company’s Chief Executive Officer (currently Robert Thomas), and will be based in our corporate offices in Santa Clara, California.

This offer will become effective upon 1) your agreement to execute the Separation Agreement to terminate your German Employment Contract dated February 16, 2014 ; 2) receipt of the final appropriate authorization to work in the United States (estimated to be on or around October 1, 2014); 3) your execution of this offer letter, which supersedes the prior executed US offer letter dated February 11, 2014; and 4) satisfaction of the contingencies set forth below.

While you render services to the Company, you will not engage in any other employment, consulting or other business activity that would create a conflict of interest with the Company. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.

We have structured an offer package for you that consists of the following components. The Company reserves the right to change or otherwise modify, in its sole discretion, the following terms of employment:

1.
Cash Compensation:   Your offer package includes a base salary and an Executive Incentive inclusive of both quarterly commission and annual bonus. Based on 100% of incentive plan achievement, your on-target-earnings (OTE) will be $700,000 USD annually. All cash compensation shall be paid less all required withholdings. Your complete annual plan consists of the following components:

•
Base Salary: Effective October 1, 2014, you will receive an annual base salary of $350,000 USD less payroll deductions and all required withholdings, which will be paid semi-monthly in accordance with the Company's normal payroll procedures.

•
Executive bonus and commissions: Commencing November 1, 2014 (beginning of Q2 FY2015), your annual incentive will be based 80% upon quota achievement against the Company revenue plan, and the remaining 20% upon an annual team MBO element. The commission component is governed under the FY2015 World Wide Sales Compensation Plan (the “Sales Plan”, which has been provided to you separately). Your total annual incentive target is targeted at $350,000 USD (pro-rated for FY 2015). Your commission will be earned and payable subject to the further terms and conditions of the Sales Plan. The Sales Plan and other plans referenced herein are subject to change at the sole discretion of Infoblox, with or without prior notice.

•
Performance Bonus: Additionally, you will be eligible for a one-time sign-on performance bonus in the amount of $65,000 USD to be paid in two instalments, after the end of the third and fourth quarters of Fiscal Year 2015. Each instalment of this performance bonus will be earned and payable based upon successful achievement of performance metrics as defined in advance by the Chief Executive Officer.

2.
Relocation: You will be authorized up to $50,000 USD in relocation expenses to include movement of household goods, temporary housing, house-hunting trip and incidental expenses. The relocation will be managed by our Corporate vendor. You agree that as a condition of these relocation costs, that should you voluntarily leave the Company within one year of your start date in the United States, you will be required to reimburse the Company the full amount within 30 days of termination.

3.
Employee Stock Purchase Plan (ESPP): In accordance with the 2012 Employee Stock Purchase Plan, you may also be eligible to participate in the Company’s ESPP during the next enrollment period after your hire date.   Enrollment periods are June 1 - 20 and December 1 - 20.   Advance notification will be provided

4.	Change in Control/Severance: You are also being offered the Company’s standard Change in Control Severance Agreement for all Executive Vice Presidents, which is being provided under separate cover.

5.
Tax Matters - Withholding: All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholdings and payroll taxes, and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation. Upon your acceptance of this offer and in anticipation of your relocation, the Company will reimburse you for a personal tax consultation with an accountant of your choice up to $2,000 USD.

6.
Proprietary Information and Inventions Agreement: Like all Company employees, you will be required, as a condition of your continued employment with the Company, to adhere to the Company’s standard Proprietary Information and Inventions Agreement.

7.
Benefits: Upon relocation to the U.S., you will be eligible to enroll for all standard benefits according to the Company’s U.S. benefits plans beginning first of the month or first of the month following date of hire.  Standard benefits include:  vacation, sick leave, holidays, medical/dental/vision insurance, life insurance, disability insurance, 401(k) plan, and Section 125 cafeteria plan for those employees with full-time status (30 hours or more).   For offers of employment less than 30 hours per week a benefits plan will be provided separately.

8.
At-Will Employment: While we look forward to a long and profitable relationship, should you decide to accept our offer and subsequent relocation to the United States (US), subject to the contingencies below, you will be an at-will employee of the US Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any equity or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

9.
Interpretation, Amendment and Enforcement: This letter agreement and documents referenced herein, including the Equity Letter dated February 11, 2014 and Change in Control agreement, constitute the complete agreement between you and the Company regarding all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company, including the prior US letter dated February 11, 2014 and the prior German Employment Contract dated February 16, 2014.  This letter agreement may not be amended or modified, except by an express written agreement signed by both you and the Chief Executive Officer of the Company.

10.
Contingencies: This offer is contingent upon a satisfactory verification of references, criminal, education, driving and/or employment background. To expedite this process you are required to complete an application form and reference/background check authorizations. This offer is also contingent on your executing the Separation Agreement to terminate your German Employment Contract dated February 16, 2014, your obtaining an appropriate working visa that permits you to lawfully work in the United States, as well as your executing the enclosed Proprietary Information and Inventions Agreement This offer can be rescinded based upon data received in the verification, if you are unable to obtain an appropriate working visa, or if you fail to execute the Separation Agreement to terminate your German Employment Contract dated February 16, 2014.

11.
Confidentiality: As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company's standard "Proprietary Information and Inventions Agreement" as a condition of your employment. A copy of the standard Proprietary Information and Inventions Agreement is attached for your review and signature.

We wish to impress upon you that we do not want you to, and we hereby direct you not to bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this offer letter, the Company's Proprietary Information and Inventions Agreement and any other agreements with the Company, and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

12.
Governing Law: Except to the extent governed by the Federal Arbitration Act, the terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding law relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Santa Clara County, California in connection with any Dispute or any claim related to any Dispute, except as provided for under Clause 13.

13.
Arbitration: You and the Company agree to submit to mandatory binding arbitration of any and all claims arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision. The sole exceptions are claims under applicable workers’ compensation law, disputes solely before government agencies (including but not limited to the NLRB or EEOC), unemployment insurance claims, actions seeking provisional remedies pursuant to Code of Civil Procedure section 1281.8, which includes and is not limited to, either party seeking injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information, and other claims expressly prohibited by law from being subject to binding arbitration, for which either party may seek direct court intervention. All arbitration hearings shall be conducted in Santa Clara County, California. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This Agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims. However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through JAMS before a single neutral arbitrator in accordance with the JAMS employment arbitration rules then in effect (“JAMS rules”). The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, please let me know and I will provide you with a hardcopy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.

14.
Authorization to Work: Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please contact me.

To indicate your acceptance of the updated terms of the Company’s offer, please sign and date this letter in the space provided below.

This offer letter will expire if not accepted and signed by October 1, 2014.

Sincerely,

/s/ Rebecca Guerra

Rebecca Guerra
Executive Vice President, Human Resources

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein:

/s/ Thorsten Freitag                29/9/14

Thorsten Freitag Date

Enclosure: Proprietary Information and Inventions Agreement